Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5076
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS ANNOUNCES
2014 FIRST QUARTER RESULTS AND UPDATES 2014 GUIDANCE

•	Revenue of $1.43 billion

•	Diluted EPS of $1.31

•	Adjusted EPS Excluding Amortization of $1.51, which includes an estimated $0.22 impact from inclement weather

•	In spite of a significant negative impact from weather, 2014 Adjusted EPS Excluding Amortization guidance raised to $6.40 - $6.70

Burlington, NC, April 28, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2014.

First Quarter Results
Net earnings were $113.1 million and earnings per diluted share (EPS) were $1.31 in the first quarter of 2014. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges (Adjusted EPS Excluding Amortization) recorded in the first quarter of 2014 were $1.51. Weather in the quarter reduced Adjusted EPS Excluding Amortization by an estimated $0.22.

Operating income for the quarter was $203.3 million. Non-GAAP operating income excluding restructuring and other special charges (Adjusted Operating Income) recorded in the quarter was $210.9 million, or 14.7% of revenue. During the first quarter, weather reduced the Company’s margins by an estimated 180 basis points.

Revenues for the quarter were $1,430.7 million.  Inclement weather is estimated to have reduced revenue by $42 million during the quarter. Test volume, measured by requisitions, increased 2.6% year over year. Revenue per requisition decreased 3.3% year over year, primarily accounted for by Medicare payment reductions, test mix and the Canadian business.

Operating cash flow for the quarter was $142.3 million. The balance of cash at the end of the quarter was $338.9 million, and there were no borrowings outstanding under the Company’s $1 billion revolving credit facility. During the quarter, the Company repurchased $106.2 million of stock, representing 1.1 million shares. As of March 31, 2014, $946.3 million of repurchase authorization remained under the Company’s share repurchase plan.

The Company recorded restructuring and other special charges of $7.6 million during the first quarter of 2014.

“We delivered a quarter with solid volume growth and strong earnings despite the greatest weather impact in our company’s history,” said David P. King, Chairman and Chief Executive Officer. “Our performance demonstrates the soundness of our five pillar strategy, which we continue to execute across our business.”

Outlook for 2014
The Company expects revenue growth of approximately 2.0%; Adjusted EPS Excluding Amortization of $6.40 to $6.70 (versus prior guidance of $6.35 to $6.65), which excludes the impact of any share repurchase activity after March 31, 2014; operating cash flow of approximately $780 million to $820 million; and capital expenditures of approximately $185 million to $205 million.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's website. Analysts and investors are directed to this 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-953-6858 (617-399-3482 for international callers). The access code is 32939591. A telephone replay of the call will be available through May 6, 2014 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 80212275. A live online broadcast of LabCorp’s quarterly conference call on April 28, 2014 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 30, 2014.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s From 10-K and Form 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

- End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$1,430.7	$1,440.9
Cost of sales	913.9	868.7
Selling, general and administrative	284.9	283.2
Amortization of intangibles and other assets	21.0	19.5
Restructuring and other special charges	7.6	7.5

Operating income	203.3	262.0

Other income (expense)	6.9	(0.6)
Investment income	0.2	0.2
Interest expense	(25.7)	(24.5)
Equity method income, net	3.0	4.3
Earnings before income taxes	187.7	241.4
Provision for income taxes	74.2	93.8
Net earnings	113.5	147.6
Less net earnings attributable to noncontrolling interest	(0.4)	(0.4)
Net earnings attributable to Laboratory Corporation of America Holdings	$113.1	$147.2

Adjusted Operating Income
Operating Income	$203.3	$262.0
Restructuring and other special charges	7.6	7.5
Adjusted operating income	$210.9	$269.5

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.31	$1.56
Impact of restructuring and other special charges	0.05	0.05
Amortization expense	0.15	0.13
Adjusted EPS Excluding Amortization	$1.51	$1.74

Weighted average shares outstanding	86.6	94.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2014	2013

Cash and short term investments	$338.9	$404.0
Accounts receivable, net	822.0	784.7
Property, plant and equipment	733.1	707.4
Intangible assets and goodwill, net	4,605.5	4,594.8
Investments in joint venture partnerships	87.3	88.5
Other assets	405.6	386.5
	$6,992.4	$6,965.9

Zero-coupon subordinated notes	$104.5	$110.8
Senior notes	2,886.2	2,875.0
Credit facility	—	—
Other liabilities	1,481.8	1,469.4
Noncontrolling interest	18.6	19.4
Shareholders' equity	2,501.3	2,491.3
	$6,992.4	$6,965.9

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Three Months Ended
	March 31,	March 31,
	2014	2013

Net cash provided by operating activities	$142.3	$198.2
Net cash used for investing activities	(108.1)	(61.5)
Net cash used for financing activities	(98.0)	(412.8)
Effect of exchange rates on cash	(1.3)	(4.9)
Net decrease in cash	(65.1)	(281.0)
Cash at beginning of period	404.0	466.8
Cash at end of period	$338.9	$185.8

Free Cash Flow:
Net cash provided by operating activities	$142.3	$198.2
Less: Capital expenditures	(56.5)	(41.7)
Free cash flow	$85.8	$156.5

- more -

Notes to Financial Tables

1)
During the first quarter of 2014, the Company recorded net restructuring and other special charges of $7.6 million. The charges included $2.8 million in severance and other personnel costs along with $4.9 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.1 million in unused severance. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2014, by $4.7 million and diluted earnings per share by $0.05 ($4.7 million divided by 86.6 million shares).

2)
During the first quarter of 2013, the Company recorded net restructuring and other special charges of $7.5 million. The charges included $7.6 million in severance and other personnel costs along with $1.8 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.6 million in unused severance and $1.3 million in unused facility-related costs. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2013, by $4.7 million and diluted earnings per share by $0.05 ($4.7 million divided by 94.5 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended March 31, 2014 and 2013, intangible amortization was $21.0 million and $19.5 million, respectively ($12.9 million and $12.0 million net of tax, respectively) and decreased EPS by $0.15 ($12.9 million divided by 86.6 million shares) and $0.13 ($12.0 million divided by 94.5 million shares), respectively.

###